Hexcel Corporation Two Stamford Plaza| 281 Tresser Blvd., 16thFloor Stamford, CT 06901 USA www.hexcel.com

Exhibit 99.1

HEXCEL REPORTS 2026 SECOND QUARTER RESULTS

•
Q2 2026 GAAP diluted EPS of $0.64 compared to Q2 2025 GAAP diluted EPS of $0.17.
•
Q2 2026 adjusted diluted EPS of $0.66, compared to Q2 2025 adjusted diluted EPS of $0.50.
•
Q2 2026 Sales were $529 million, an increase of 8.0% over Q2 2025 sales of $490 million (8.1% increase in constant currency).
•
FY 2026 sales guidance increased to $2.025 billion to $2.125 billion, previously $2.0 billion to $2.1 billion. Adjusted EPS increased to $2.30 to $2.40, previously $2.10 to $2.30.

See Table C for reconciliation of GAAP and non-GAAP operating income, net income, earnings per share and operating cash flow to free cash flow. Free cash flow is cash from operations less capital expenditures.

Summary of Results from Operations
	Quarters Ended			Six Months Ended
	June 30,			June 30,
(In millions, except per share data)	2026	2025	% Change	2026	2025	% Change

Net Sales	$529.3	$489.9	8.0%	$1,030.8	$946.4	8.9%
Net sales change in constant currency			8.1%			8.5%
Operating Income	72.6	30.0	142.0%	130.2	74.2	75.5%
Net Income	49.3	13.5	265.2%	86.5	42.4	104.0%
Diluted net income per common share	$0.64	$0.17	276.5%	$1.13	$0.52	117.3%

Non-GAAP measures for year-over-year comparison (Table C)
Adjusted Operating Income	$73.6	$54.2	35.8%	$141.1	$99.5	41.8%
As a % of sales	13.9%	11.1%		13.7%	10.5%
Adjusted Net Income	50.2	40.4	24.3%	95.7	70.5	35.7%
Adjusted diluted net income per share	$0.66	$0.50	32.0%	$1.25	$0.87	43.7%

STAMFORD, Conn. July 29, 2026 – Hexcel Corporation (NYSE: HXL) today reported second quarter 2026 results including net sales of $529.3 million and adjusted diluted EPS of $0.66 per share.

Chairman, CEO and President Tom Gentile said, “Rising build rates at our commercial aerospace customers drove strong sales growth this quarter. Sales growth was particularly strong for both the Airbus A350 and Boeing 787 programs, with quarterly sales for these two platforms reaching their highest levels since before the pandemic. The increase in total sales generated meaningful operating leverage that contributed to solid earnings for the quarter with adjusted EPS of $0.66 per share.”

Mr. Gentile continued, “Last year, we intentionally lagged adding headcount as we sought greater certainty around customer demand. With the commercial aerospace recovery taking hold and improving visibility to future rates, we are now adding headcount and accelerating the restart of previously idle assets. Our focus remains on execution as we position Hexcel to benefit from a multi-year growth cycle under existing contracts and from the growing adoption of advanced, lightweight composites across aerospace platforms. Given the strengthening demand signals from our customers, we are increasing our 2026 sales and adjusted EPS guidance. As we generate cash this year, we will continue to pay down debt following the borrowing for the accelerated share repurchase executed in late 2025.”

Markets

Sales in the second quarter of 2026 were $529.3 million compared to $489.9 million in the second quarter of 2025.

Commercial Aerospace

•
Commercial Aerospace sales of $346.6 million for the second quarter of 2026 increased 18.3% (18.8% in constant currency) compared to the second quarter of 2025. Sales growth was led by the Airbus A350 and Boeing 787 widebodies. Narrowbody sales also increased year over year including the Boeing 737 MAX, Airbus A320neo and Airbus A220. Other Commercial Aerospace sales increased 3.7% in the second quarter of 2026 compared to the second quarter of 2025 from growth in regional jets.

Defense, Space & Other

•
Defense, Space & Other sales of $182.7 million in the second quarter of 2026 decreased 7.2% (7.7% in constant currency) for the quarter as compared to the second quarter of 2025. The sales decrease reflected the September 30, 2025 divestment of the Austrian-based industrial business.

Consolidated Operations

Gross margin for the second quarter of 2026 was 26.1% compared to 22.8% in the second quarter of 2025 as the current period benefited from higher sales leverage. As a percentage of sales, selling, general and administrative expenses for the second quarter of 2026 were 8.9% compared to 8.8% for the second quarter of 2025. R&D expenses as a percentage of sales were 3.3 % in the second quarter of 2026 compared to 2.9% for the second quarter of 2025. Adjusted operating income in the second quarter of 2026 was $73.6 million or 13.9% of sales, compared to $54.2 million, or 11.1% of sales in the second quarter of 2025. The impact of exchange rates on operating income as a percent of sales was unfavorable by approximately 90 basis points in the second quarter of 2026 compared to the second quarter of 2025. Other operating expense in the second quarter of 2026 included restructuring charges of $1.0 million related to the shutdown of industrial-oriented manufacturing at the Leicester, UK facility. Other operating expense in the second quarter of 2025 included restructuring charges of $24.2 million related to the closure of the Welkenraedt, Belgium facility.

Year-to-Date 2026 Results

Sales for the first six months of 2026 were $1,030.8 million compared to $946.4 million, an 8.9% increase from the same period in 2025.

Commercial Aerospace (66% of YTD sales)

•
Commercial Aerospace sales of $679.3 million increased 18.5% (18.9% in constant currency) for the first six months of 2026 compared to the first six months of 2025 with growth in all four of the major platforms including the Airbus A350 and A320neo and the Boeing 787 and 737 MAX. Other Commercial Aerospace increased 9.2% for the first six months of 2026 compared to the same period in 2025 with sales increasing for both regional and business jets.

Defense, Space & Other (34% of YTD sales)

•
Defense, Space & Other sales of $351.5 million decreased 5.8% (7.3% in constant currency) for the first six months of 2026 as compared to the first six months of 2025. The sales decrease reflected the September 30, 2025 divestment of the Austrian-based industrial business.

Consolidated Operations

Gross margin for the first six months of 2026 was 26.5% compared to 22.6% in the prior year period benefiting from higher sales leverage and mix. As a percentage of sales, selling, general and administrative expenses for the first six months of 2026 were 9.4% compared to 9.1% in the comparable prior year period. R&D expenses as a percentage of sales were 3.4% in the first six months of 2026 compared to 3.0% in the first six months of 2025. Adjusted operating income for the first six months of 2026 was $141.1 million or 13.7% of sales, compared to $99.5 million or 10.5% of sales in 2025. The impact of foreign exchange rates on operating income as a percent of sales was unfavorable by approximately 80 basis points in the first six months of 2026 compared to the first six months of 2025. Other operating expense for the first six months of 2026 included restructuring expenses related to the shutdown of industrial-oriented manufacturing at the Leicester, UK facility and non-recurring professional fees. Other operating expense for the first six months of 2025 included restructuring charges related to the closure of the Welkenraedt, Belgium facility and the divestiture of the Hartford, Connecticut business.

Cash and other

•
Net cash provided by operating activities in the first six months of 2026 was $96.7 million, compared to net cash used of $5.2 million for the first six months of 2025. Working capital was a cash use of $72.2 million for the first six months of 2026 and a use of $124.5 million for the comparable period in 2025. Capital expenditures on a cash basis were $44.9 million and $41.4 million for the first six months of 2026 and 2025, respectively. Free cash flow was $51.8 million in the first six months of 2026 compared to ($46.6) million in the first six months of 2025. Free cash flow is defined as cash generated from operating activities less cash paid for capital expenditures. Capital expenditures on an accrual basis were $37.2 million and $31.8 million for the first six months of 2026 and 2025, respectively.
•
During the second quarter of 2026, the Company issued $400 million of 4.9% unsecured senior notes due in May 2031, using the proceeds to redeem the $400 million of 3.95% unsecured senior notes that were due in February 2027.
•
During the second quarter of 2026, the Company did not repurchase shares. The aggregate remaining authorization under the share repurchase program as of June 30, 2026 was approximately $380.6 million.
•
As announced today, the Board of Directors declared a quarterly dividend of $0.18 per share payable to stockholders of record as of August 10, 2026, with a payment date of August 17, 2026.

2026 Guidance

•
Sales of $2.025 billion to $2.125 billion (previously $2.0 to $2.1 billion)
•
Adjusted diluted earnings per share of $2.30 to $2.40 (previously $2.10 to $2.30)
•
Free cash flow of greater than $195 million (unchanged)
•
Capital expenditures less than $100 million (unchanged)

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Hexcel will host a conference call at 9:30 a.m. ET, on July 30, 2026 to discuss second quarter 2026 results. The live webcast will be available on the Investor Relations section of the Hexcel website via the following link: : https://events.q4inc.com/attendee/221265810. The event can also be accessed by dialing +1 (646) 307-1963. The conference ID: 2360739. Replays of the call will be available on the investor relations page of the Hexcel website approximately two hours after the conclusion of the call.

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About Hexcel

Hexcel Corporation is a global leader in advanced lightweight composites technology. We provide innovative, high-performance material solutions that are lighter, stronger, and tougher, shaping a world that moves farther, smarter, and more efficiently. Our broad and unrivaled product range includes carbon fiber, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, resins, engineered core, and composite structures for use in commercial aerospace, defense and space, and industrial applications.

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Disclaimer on Forward Looking Statements

This news release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to the estimates and expectations based on aircraft production rates provided by Airbus, Boeing and others, and the revenues we may generate from an aircraft model or program; expectations with regard to the impact of regulatory activity related to the Boeing 737 MAX on our revenues; expectations with regard to raw material cost and availability, including any impact associated with quotas, duties, tariffs, taxes or other similar restrictions upon the import or export of materials or the Middle East conflict; expectations of composite content on new commercial aircraft programs and our share of those requirements; expectations regarding revenues from defense and space applications, including whether certain programs might be curtailed or discontinued, and government funding opportunities; expectations regarding sales for industrial applications; expectations regarding cash generation, working capital trends, and inventory levels; expectations as to the level of research and development investment, capital expenditures, capacity, including the timing of completion of capacity expansions, and qualification of new products; expectations regarding our ability to improve or maintain margins; expectations regarding our ability to attract, motivate, and retain the workforce necessary to execute our business strategy; projections regarding our tax rate or restructuring or alignment activities; expectations with regard to the continued impact of macroeconomic factors or geopolitical issues or conflicts, including the Middle East conflict; expectations regarding our strategic initiatives, including our sustainability goals and restructuring or alignment activities; expectations with regard to the effectiveness of cybersecurity measures; expectations regarding the outcome of legal matters or the impact of changes in laws or regulations; expectations relating to our share repurchase program and dividends; and our expectations of financial results for 2026 and beyond. Actual results may differ materially from the results anticipated in the forward-looking statements due to a variety of factors, including but not limited to, the extent of the impact of macroeconomic factors or geopolitical issues or conflicts, including U.S. trade policy and retaliatory actions taken in response and the Middle East conflict; reductions in sales to any significant customers, particularly Airbus or Boeing, including related to regulatory activity or public scrutiny impacting the Boeing 737 MAX; our ability to effectively adjust production and inventory levels to align with customer demand; our ability to effectively motivate, retain and hire the necessary workforce; the availability and cost of raw materials, including the impact of supply disruptions, inflation, tariffs and the Middle East conflict; our ability to successfully implement or realize our strategic initiatives, including our sustainability goals and any restructuring or alignment activities in which we may engage; changes in sales mix; changes in current pricing due to cost levels; changes in aerospace build or delivery rates; any impact from a prolonged shutdown of the U.S. federal government; changes in government defense procurement or investment budgets; timely new product development or introduction; our ability to install, staff and qualify necessary capacity or complete capacity expansions to meet customer demand; our ability to execute future share repurchases or dividends and the source of funds used for such repurchases or dividends; cybersecurity-related risks, including the potential impact of breaches or intrusions; currency exchange rate fluctuations; uncertainty related to governmental actions and changes in political, social and economic conditions, including the effect of change in global trade policies, tariff rates, economic sanctions and embargoes; work stoppages or other labor disruptions; our ability to successfully complete any strategic acquisitions, investments or dispositions; compliance with environmental, health, safety and other related laws and regulations, including those related to climate change; the effects of natural disasters or other severe weather events, which may be worsened by the impact of climate change, and other severe catastrophic events, including any public health crisis; and the unexpected outcome of legal matters or impact of changes in laws or regulations. Additional risk factors are described in our filings with the Securities and Exchange Commission. We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact

Kurt Goddard | Vice President Investor Relations | Kurt.Goddard@Hexcel.com | +1 (203)-352-6826

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Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
	Unaudited
	Quarters Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share data)	2026	2025	2026	2025
Net sales	$529.3	$489.9	$1,030.8	$946.4
Cost of sales	391.2	378.4	758.0	732.5
Gross margin	138.1	111.5	272.8	213.9
% Gross Margin	26.1%	22.8%	26.5%	22.6%

Selling, general and administrative expenses	47.2	43.0	96.6	86.3
Research and development expenses	17.3	14.3	35.1	28.1
Other operating expense	1.0	24.2	10.9	25.3
Operating income	72.6	30.0	130.2	74.2
Interest expense, net	12.0	9.1	23.8	16.9
Other (income) expense	(0.1)	(0.9)	0.2	(0.5)
Income before income taxes	60.7	21.8	106.2	57.8
Income tax expense	11.4	8.3	19.7	15.4
Net income	$49.3	$13.5	$86.5	$42.4

Basic net income per common share:	$0.65	$0.17	$1.14	$0.53

Diluted net income per common share:	$0.64	$0.17	$1.13	$0.52

Weighted-average common shares:
Basic	75.7	80.2	75.8	80.7
Diluted	76.5	80.6	76.6	81.1

Hexcel Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
	Unaudited
	June 30,	December 31,
(In millions)	2026	2025
Assets
Cash and cash equivalents	$62.2	$71.0
Accounts receivable, net	299.2	249.3
Inventories, net	345.2	328.8
Contract assets	41.6	35.9
Prepaid expenses and other current assets	44.0	45.7
Total current assets	792.2	730.7

Property, plant and equipment	3,324.2	3,322.4
Less accumulated depreciation	(1,743.1)	(1,710.9)
Net property, plant and equipment	1,581.1	1,611.5

Goodwill and other intangible assets, net	235.6	239.8
Investments in affiliated companies	5.0	5.0
Other assets	116.7	117.0
Total assets	$2,730.6	$2,704.0

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable	$144.6	$146.6
Accrued compensation and benefits	73.3	79.0
Accrued liabilities	108.5	97.1
Total current liabilities	326.4	322.7

Long-term debt	959.4	993.0
Retirement obligations	28.8	28.4
Other non-current liabilities	117.8	109.2
Total liabilities	$1,432.4	$1,453.3

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 112.7 shares issued at June 30, 2026 and 112.1 shares issued at December 31, 2025	$1.1	$1.1
Additional paid-in capital	1,002.3	994.9
Retained earnings	2,366.2	2,307.0
Accumulated other comprehensive loss	(43.8)	(12.9)
	3,325.8	3,290.1

Less – Treasury stock, at cost, 37.2 shares at June 30, 2026 and 36.4 shares at December 31, 2025	(2,027.6)	(2,039.4)
Total stockholders' equity	1,298.2	1,250.7
Total liabilities and stockholders' equity	$2,730.6	$2,704.0

Hexcel Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
	Unaudited
	Six Months Ended
	June 30,
(In millions)	2026	2025

Cash flows from operating activities
Net income	$86.5	$42.4
Reconciliation to net cash (used for) provided by operating activities:
Depreciation and amortization	60.5	60.6
Amortization related to financing	0.8	0.1
Deferred income taxes	8.0	(2.7)
Stock-based compensation	14.5	12.4
Restructuring expenses, net of payments	2.1	23.1
Debt extinguishment costs	0.7	0.4
Loss on divestiture of assets	-	1.1

Changes in assets and liabilities:
Increase in accounts receivable	(52.0)	(44.2)
Increase (decrease) in inventories	(22.0)	7.2
Increase in prepaid expenses and other current assets	(9.3)	(19.5)
Increase (decrease) in accounts payable/accrued liabilities	11.1	(68.0)
Other - net	(4.2)	(18.1)
Net cash provided by (used for) operating activities (a)	96.7	(5.2)

Cash flows from investing activities
Capital expenditures (b)	(44.9)	(41.4)
Payments on divestiture of assets	-	(1.1)
Net cash used for investing activities	(44.9)	(42.5)

Cash flows from financing activities
Borrowings from senior unsecured credit facilities	595.0	160.0
Repayments of senior unsecured credit facilities	(625.0)	(30.0)
Redemption of 4.7% senior notes due 2025	-	(300.0)
Redemption of 3.95% senior notes due 2027	(400.0)	-
Proceeds from issuance of 4.9% senior notes due 2031	400.0	-
Proceeds from issuance of 5.875% senior notes due 2035	-	300.0
Repurchases of common stock	-	(100.9)
Issuance costs related to senior unsecured credit facilities	(2.3)	-
Issuance costs related to senior notes	(4.6)	(4.1)
Repayment of finance lease obligation and other debt, net	(0.2)	0.2
Dividends paid	(27.3)	(27.5)
Activity under stock plans	4.7	(1.8)
Net cash used for financing activities	(59.7)	(4.1)
Effect of exchange rate changes on cash and cash equivalents	(0.9)	3.6
Net decrease in cash and cash equivalents	(8.8)	(48.2)
Cash and cash equivalents at beginning of period	71.0	125.4
Cash and cash equivalents at end of period	$62.2	$77.2

Supplemental data:
Free Cash Flow (a)+(b)	$51.8	$(46.6)
Accrual basis additions to property, plant and equipment	$37.2	$31.8

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarters Ended June 30, 2026 and 2025				Unaudited		Table A
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2026	2025	%	Effect (b)	2025	%
Commercial Aerospace	$346.6	$293.1	18.3	$(1.4)	$291.7	18.8
Defense, Space & Other	182.7	196.8	(7.2)	1.1	197.9	(7.7)
Consolidated Total	$529.3	$489.9	8.0	$(0.3)	$489.6	8.1

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	65.5	59.8			59.6
Defense, Space & Other	34.5	40.2			40.4
Consolidated Total	100.0	100.0			100.0

Six Months Ended June 30, 2026 and 2025				Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2026	2025	%	Effect (b)	2025	%
Commercial Aerospace	$679.3	$573.2	18.5	$(2.0)	$571.2	18.9
Defense, Space & Other	351.5	373.2	(5.8)	6.0	379.2	(7.3)
Consolidated Total	$1,030.8	$946.4	8.9	$4.0	$950.4	8.5

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	65.9	60.6			60.1
Defense, Space & Other	34.1	39.4			39.9
Consolidated Total	100.0	100.0			100.0
(a)
To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter and six months ended June 30, 2025 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective periods in 2026 and are referred to as “constant currency” sales.
(b)
FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Unaudited			Table B
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Second Quarter 2026
Net sales to external customers	$421.5	$107.8	$-	$529.3
Intersegment sales	27.2	1.5	(28.7)	-
Total sales	448.7	109.3	(28.7)	529.3

Other operating expense	1.0	-	-	1.0
Operating income (loss)	74.2	16.4	(18.0)	72.6
% Operating margin	16.5%	15.0%		13.7%

Depreciation and amortization	27.0	3.1	-	30.1
Stock-based compensation expense	1.2	0.3	3.7	5.2
Accrual based additions to capital expenditures	16.9	2.6	-	19.5

Second Quarter 2025
Net sales to external customers	$393.2	$96.7	$-	$489.9
Intersegment sales	19.4	0.4	(19.8)	-
Total sales	412.6	97.1	(19.8)	489.9

Other operating expense	-	24.2	-	24.2
Operating income (loss)	58.3	(13.6)	(14.7)	30.0
% Operating margin	14.1%	(14.0)%		6.1%

Depreciation and amortization	27.5	3.3	-	30.8
Stock-based compensation expense	0.9	0.2	1.6	2.7
Accrual based additions to capital expenditures	13.1	1.6	-	14.7

First Six Months 2026
Net sales to external customers	$820.3	$210.5	$-	$1,030.8
Intersegment sales	55.6	3.1	(58.7)	-
Total sales	875.9	213.6	(58.7)	1,030.8

Other operating expense	6.7	-	4.2	10.9
Operating income (loss)	143.9	31.6	(45.3)	130.2
% Operating margin	16.4%	14.8%		12.6%

Depreciation and amortization	54.2	6.3	-	60.5
Stock-based compensation expense	4.6	1.1	8.8	14.5
Accrual based additions to capital expenditures	32.9	4.3	-	37.2

First Six Months 2025
Net sales to external customers	$758.5	$187.9	$-	$946.4
Intersegment sales	39.5	0.7	(40.2)	-
Total sales	798.0	188.6	(40.2)	946.4

Other operating expense	-	25.3	-	25.3
Operating income (loss)	112.9	(8.5)	(30.2)	74.2
% Operating margin	14.1%	(4.5)%		7.8%

Depreciation and amortization	54.1	6.5	-	60.6
Stock-based compensation expense	3.9	1.0	7.5	12.4
Accrual based additions to capital expenditures	28.6	3.2	-	31.8

(a) Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Operating Income, Net Income, EPS and Operating Cash Flow to Free Cash Flow				Table C
	Unaudited
	Quarters Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2026	2025	2026	2025
GAAP operating income	$72.6	$30.0	$130.2	$74.2
Other operating expense (a)	1.0	24.2	10.9	25.3
Non-GAAP operating income	$73.6	$54.2	$141.1	$99.5

	Unaudited
	Quarters Ended June 30,
	2026		2025
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$49.3	$0.64	$13.5	$0.17
Other operating expense, net of tax (a)	0.8	0.02	24.2	0.30
Other income, net of tax (b)	(0.1)	-	(0.7)	(0.01)
Tax expense (c)	0.2	-	3.4	0.04
Non-GAAP	$50.2	$0.66	$40.4	$0.50

	Unaudited
	Six Months Ended June 30,
	2026		2025
(In millions, except per diluted share data)	Net Income	EPS	Net Income	EPS
GAAP	$86.5	$1.13	$42.4	$0.52
Other operating expense, net of tax (a)	8.9	0.12	25.1	0.31
Other expense (income), net of tax (b)	0.1	-	(0.4)	-
Tax expense (c)	0.2	-	3.4	0.04
Non-GAAP	$95.7	$1.25	$70.5	$0.87

	Unaudited
	Six Months Ended June 30
(In millions)	2026	2025
Net cash provided by operating activities	$96.7	$(5.2)
Less: Capital expenditures	(44.9)	(41.4)
Free cash flow (non-GAAP)	$51.8	$(46.6)

(a)
The quarter and six months ended June 30, 2026 included restructuring charges of $1.0 million and $6.5 million, respectively, related to the shutdown of industrial-oriented manufacturing at the Leicester, UK facility The six months ended June 30, 2026 also included $4.1 million of non-recurring professional fees. The quarter and six months ended June 30, 2025 included restructuring charges of $24.2 million related to the closure of the Welkenraedt, Belgium facility. The six months ended June 30, 2025 also included a loss of $1.1 million for the divestiture of the Hartford, Connecticut business.
(b)
The quarter ended June 30, 2026 included debt extinguishment costs related to the redemption of the 3.95% senior unsecured notes and gains for the recognition of deferred hedging gains on treasury lock agreements. The six months ended June 30, 2026 also included costs associated with the new credit facility entered into in the first quarter of 2026. The quarter and six months ended June 30, 2025 included a gain of $0.9 million related to a lump-sum pension settlement. The six months ended June 30, 2025 also included debt extinguishment costs.
(c)
The quarter and six months ended June 30, 2026 included a tax charge of $0.2 million primarily related to adjustments to our provision based on the finalization of prior year tax returns. The quarter and six months ended June 30, 2025 included a tax charge for a valuation allowance related to the closure of our Welkenraedt, Belgium facility.

NOTE: Management believes that adjusted operating income, adjusted net income, adjusted diluted net income per share and free cash flow, which are non-GAAP measures, are meaningful to investors because they provide a view of Hexcel with respect to the underlying operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	June 30,	December 31,	June 30,
(In millions)	2026	2025	2025
Senior unsecured credit facility	$265.0	$295.0	$130.0
3.95% senior notes due 2027	-	400.0	400.0
5.875% senior notes due 2035	300.0	300.0	300.0
4.9% senior notes due 2031	400.0	-	-
Senior notes original issue discounts	(0.4)	-	(0.3)
Senior notes deferred financing costs	(7.1)	(4.2)	(4.3)
Other debt	1.9	2.2	2.3
Total long-term debt	959.4	993.0	827.7
Total Debt	959.4	993.0	827.7
Less: Cash and cash equivalents	(62.2)	(71.0)	(77.2)
Total debt, net of cash	$897.2	$922.0	$750.5